Exhibit 99.1

Ramon Martinez Named President of Comprehensive Care Corporation and Elected

to the Company’s Board of Directors

TAMPA, Florida, January 6, 2014 Comprehensive Care Corporation (OTC BB: CHCR), a leading behavioral health, substance abuse and pharmacy management provider for employers, Taft-Hartley health and welfare funds, managed care companies, third party administrators and union-sponsored benefit plans (the “Company”), today announced that Ramon Martinez, a U.S. Air Force Lieutenant Colonel, retired, has been named President of Comprehensive Care Corporation and elected a member of the Board of Directors.

In April 2013, Colonel Martinez was named President of CompCare Pharmacy Solutions, Inc. Prior to that appointment, Colonel Martinez served the Company as Senior Management Advisor focusing his attention on building and refining the infrastructure necessary to market and fulfill the Company’s promise of delivering its innovative pharmacy cost containment program dedicated to providing guaranteed and bonded annual reduced costs of at least ten percent to businesses, unions and healthcare organizations who contract with the Company.

“As a team builder, strategist, manager, and man of sound character, Colonel Martinez is an excellent choice for President of Comprehensive Care Corporation. Not only has he been an effective leader in introducing our innovative pharmacy plan to the commercial/union and government markets, he has also reorganized, streamlined and motivated our staff to focus with laser precision on the overall health, attitude and success of the Company,” said Clark A. Marcus, Comprehensive Care Corporation’s Chairman and CEO. “Healthcare costs, led by dramatic increases in pharmacy expenses, have spiraled out of control in recent years. The Company’s innovative pharmacy program dramatically reigns in and reduces those costs by as much as ten percent annually. Colonel Martinez has the profound background, extensive relationships and experience to introduce our unique programs to key government officials, unions and corporate leaders throughout the U.S.” Mr. Marcus added, “Colonel Martinez is the right person, at the right time, and with the right skills and capabilities to help CompCare deliver results that will lead to greater health and wellbeing through lower cost, superior quality, and multi-faceted solutions.”

“I am grateful and honored that the CompCare’s leadership named me to this key position. We are headed in the right direction and primed to take the Company to the next level of success,” Colonel Martinez said. “We have laid a solid foundation with a leaner, more capable, and integrated team. We are a more agile, reliable, resilient, and innovative company that will deliver and sustain healthy growth. Our window of opportunity is wide open, and I believe 2014 will be a breakthrough year for our Company. In these days of turbulence in the healthcare industry, I expect the Company’s team will play a significant role in revolutionizing healthcare in the U.S.”

Colonel Martinez earned a Master of Arts degree in philosophy from the University of California at Santa Barbara, a Master’s degree in public administration from the University of Northern Colorado, and a Bachelor of Arts degree in philosophy and geography from California State University, Long Beach.

He served a twenty-year military career in the U.S. Air Force and his positions included Combat Crew Commander, Test Director and Program Manager of Inter-Continental Ballistic Missiles; Assistant Professor of Philosophy at the U.S. Air Force Academy; Deputy Secretary of the Inter-American Defense Board; U.S. National Defense Fellow; Chief of Latin American Strategy of U.S. Southern Command and Interim Director of the U.S. Southern Command Washington Field Office.

Colonel Martinez entered the private sector as Vice President at Genetics & IVF Institute in Virginia, also serving as Assistant Director of Strategic Planning at the South Florida Workforce Board, adjunct professor of philosophy at Miami-Dade Community College, and as a consultant working on Homeland Security issues. He also served as President/CEO of Progreso Latino, Inc., Rhode Island’s flagship Latino empowerment agency and largest bilingual, multi-cultural community based organization.

He is the recipient of the Hispanic American Chamber of Commerce of Rhode Island Community Leader of 2009; National Association for the Advancement of Colored People (NAACP) Providence Branch Thurgood Marshall Award of 2008; 2008 Service Person of the Year Award of Sigma Nu Chapter Omega Psi Phi Fraternity, Inc. and a Providence Phoenix Newspaper Local Hero award. He is co-founder and former vice-chair of the Board of Directors of the Rhode Island Mayoral Academies, which the US Secretary of Education lauded as a nationally unique paradigm for public education excellence with a regional network of public charter schools serving underserved students.

About Comprehensive Care Corporation

Established in 1969, the Company provides behavioral health, substance abuse and pharmacy management services for employers, Taft-Hartley health and welfare Funds, and managed care companies throughout the United States. Headquartered in Tampa, Florida, the Company focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808 or visit our website at www.the Company.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, the ability of the Company to maximize its market share with new pharmacy initiatives, the ability of the Company’s new pharmacy cost-savings program to guarantee a 10% or more reduction in pharmacy costs, the ability of the Company’s pharmacy program to promote greater medication adherence without restricting access to needed medications, the ability of the Company’s pharmacy cost-savings program to revolutionize the pharmacy sector of the healthcare industry, the Company’s ability to provide superior patient care while increasing its business and margins as a result of implementing its pharmacy cost-savings program, the ability to obtain a performance bond on satisfactory terms, the ability of the Company and its staff to execute its business plan, the ability of the Company to offer and sell any of its products at a profit, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member pharmacy utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new business, the profitability, if any, from capitated pharmacy contracts or other products, increases or variations in cost of care, seasonality, the Company’s ability to obtain additional financing, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Investor Contacts:

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940.262.3584